UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2008

Foldera, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-118799	20-0375035
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2952 Daimler Street Santa Ana, California	92705
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (714) 766-8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR  240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR  240.13e-4(c))

CURRENT REPORT ON FORM 8-K

FOLDERA, INC.
July 18, 2008

Item 5.02.	Departure of Directors or Certain Officers;
Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

On July 18, 2008, James J. Fiedler was named President and Chief Executive Officer of our company, and elected to our Board of Directors and became its Chairman.

Mr. Fiedler, age 62, is an experienced executive in the consulting, computer, defense systems, enterprise software, wired and wireless telecommunications and cable television industries. He has extensive experience in fund raising, initial public offerings and mergers and acquisitions. Since April 2000, Mr. Fiedler has been a partner at Johnson & Fiedler Associates, a firm whose activities consist of valuation, due diligence, strategic plan review and mergers and acquisitions reviews of technology companies for consulting firms, fund managers and investment banks. From June 2007 to July 2008, Mr. Fiedler has been the Chairman and Chief Executive Officer of Athena Technology Inc., an electronic switching equipment designer and manufacturer, and Chairman and President of Athena Technology LLC, a telecom software developer. Previously, his experience included being the Chief Operating Officer of Timeplex, Inc., a subsidiary of Unisys Corporation (acquired by Ascom, a Swiss company) from July 1989 to August 1992, President and Chief Executive Officer of Summa Four Inc. (acquired by Cisco Systems) from November 1992 to August 1994, and Chairman and Chief Executive Officer of Coyote Network Systems, Inc. from October 1996 to April 2000. Mr. Fiedler graduated from Kent State University in Ohio, earning a B.S. degree in math and B.A. degree in physics.

In connection with Mr. Fiedler’s new positions, Hugh Dunkerley resigned as our President and Chief Executive Officer and became our Senior Vice President-Corporate Finance, and Danilo Cacciamatta, our current Chairman, resigned from his position. Both Mr. Dunkerley and Mr. Cacciamatta remain on our board of directors. There was no disagreement or dispute with us concerning their resignations.

Effective July 18, 2008, Mr. Fiedler entered into an executive employment agreement with us, a copy of which is attached as Exhibit 10.1 to this current report. The employment agreement extends for a term expiring on July 18, 2011. Pursuant to the employment agreement, Mr. Fiedler has agreed to devote substantially all of his time, attention and ability to our business as our President and Chief Executive Officer. The employment agreement provides that Mr. Fiedler will receive a base salary at an annual rate of $250,000 for services rendered in such positions, commencing with our next financing. In addition, he may be entitled to receive, at the sole discretion of our board of directors, cash bonuses based on the executive meeting and exceeding performance goals of the company. The cash bonuses can amount to up to 100% of the executive’s annual base salary. Mr. Fiedler is entitled to participate in our 2005 Stock Option Plan.

The employment agreement also provides for termination by us upon death or disability of the executive (defined as three aggregate months of incapacity during any 365-consecutive day period) or upon conviction of a felony crime of moral turpitude or a material breach of his obligations to us. In the event the employment agreement is terminated by us without cause, he will be entitled to compensation for the balance of the term.

In the event of a change of control of our company, Mr. Fiedler may terminate his employment within six months after such event and will be entitled to continue to be paid pursuant to the terms of his employment agreement.

The employment agreement also contains covenants (a) restricting the executive from engaging in any activities competitive with our business during the term of the employment agreement, (b) prohibiting the executive from disclosure of confidential information regarding us at any time and (c) confirming that all intellectual property developed by the executive and relating to our business constitutes our sole and exclusive property.

Item 8.01.	Other Events.

On July 18, 2008, our board of directors approved certain amendments to our articles of incorporation to (a) change the name of our company to “CeCors, Inc.,” (b) effect a 1-for-10 reverse stock split of the outstanding shares of our common stock, and (c) create a class of “blank check” preferred stock. The directors also approved an amendment to our 2005 stock option plan increasing the number of shares of common stock reserved for issuance thereunder to 50,000,000 post-reverse stock split shares. The foregoing amendments will be submitted to our stockholders for their consideration.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Executive Employment Agreement, dated as of July 17, 2008, between Foldera, Inc. and James J. Fiedler.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FOLDERA, INC.

Date: July 23, 2008	By:	/s/Reid Dabney
Reid Dabney
Senior Vice President and Chief Financial Officer